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                                                                                                               Exhibit 12





                                        Statement Regarding Computation of Ratios

                                                                                   Year Ended March 31,
                                                            -------------------------------------------------------------
                                                                1998         1997        1996         1995        1994
                                                            ----------   ----------   ---------     --------    ---------
                                                                                  (Dollars in Thousands)

Earnings:
---------
  Income before income taxes..............................     $14,291    $   9,781    $  8,940      $10,114      $10,015
  Fixed charges, excluding interest on deposits...........       7,244        6,462       4,141        2,906        3,230
                                                             ---------    ---------   ---------     --------    ---------
  Income before taxes and fixed charges,
    excluding interest on deposits .......................      21,535       16,243      13,081       13,020       13,245
  Interest on deposits. . . . . . ...................... .      22,420       19,191      18,569       15,307       14,896
                                                              --------    ---------    --------     --------     --------
  Income before taxes and fixed charges,
    including interest on deposits........................     $43,955     $ 35,434     $31,650      $28,327      $28,141
                                                               =======     ========     =======      =======      =======

Fixed Charges:
--------------

  Interest expense excluding interest on
    deposits..............................................    $  7,146    $   6,372    $  4,039    $   2,816     $  3,104
  One-third net rental expense...........................           98           90         102           90          126
                                                           -----------   ----------  ----------  -----------   ----------
  Total fixed charges, excluding interest on
    deposits..............................................       7,244        6,462       4,141        2,906        3,230
  Interest on deposits....................................      22,420       19,191      18,569       15,307       14,896
                                                              --------    ---------    --------     --------     --------
  Total fixed charges, including interest on
    deposits..............................................     $29,664      $25,653     $22,710      $18,213      $18,126
                                                               =======      =======     =======     ========      =======

Earnings To Fixed Charges Ratios:
---------------------------------

  Excluding interest on deposits..........................       2.97x        2.51x       3.16x        4.48x        4.10x
                                                                 ====        =====        ====         ====         ====

  Including interest on deposits..........................       1.48x        1.38x       1.39x        1.56x        1.55x
                                                                 ====        =====        ====         ====         ====


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